Exhibit 99

HORMEL FOODS INCREASES ANNUAL DIVIDEND

AUSTIN, Minn. (Nov. 20, 2007) – The Board of Directors of Hormel Foods Corporation (NYSE:HRL), an Austin, Minn.-based multinational marketer of consumer-branded meat and food products, today announced its 42nd consecutive annual dividend increase.

The annual dividend rate on the common stock of the corporation was raised to $.74 per share from $.60 per share, representing a 23 percent increase.

A quarterly dividend on the common stock was authorized by the Board of Directors at the newly established rate of 18.5 cents a share. The quarterly dividend will be paid Feb. 15, 2008, to stockholders of record as of Jan. 19, 2008.

“Today’s announcement is the largest increase in our company’s history,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer, Hormel Foods. “This more significant increase is based on our confidence to deliver improved cash flow in the future. Our consistent earnings history is similar to a packaged food company. Over time, we intend to move our dividend yield closer to a packaged food company’s yield.”

The Feb. 15 payment will be the 318th consecutive quarterly dividend paid by the company. Since becoming a public company in 1928, Hormel Foods Corporation has paid a regular quarterly dividend without interruption.

About Hormel Foods Corporation

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. For each of the past eight years, Hormel Foods was named one of “The Best Big Companies in America” by Forbes magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit www.hormelfoods.com.

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